Filed pursuant to Rule 424(b)(3)
Registration No. 333-207255

PROSPECTUS

13,067,382 Shares of Common Stock

This prospectus relates to the offer and sale from time to time by the Selling Stockholders (as defined herein) of up to 13,067,382 shares of the common stock, par value $0.001 per share (the “Common Stock”), of Inseego Corp. (the “Company”). The 13,067,382 shares of Common Stock covered by this prospectus includes 1,593,583 shares of Common Stock issuable upon exercise of an outstanding warrant to purchase shares of Common Stock that was issued to the Initial Holder (as defined herein) on March 26, 2015 (the “2015 Warrant”). The 2015 Warrant is exercisable during the period from September 26, 2015 through March 26, 2020, and has an exercise price of $5.50 per share of Common Stock. We are registering the resale of the shares of Common Stock as required by the terms of the Investors’ Rights Agreement between us and the Initial Holder, dated September 8, 2014 (the “Investors’ Rights Agreement”).

Our registration of the shares of Common Stock covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the shares. The Selling Stockholders may offer and sell or otherwise dispose of the shares of Common Stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. See “Plan of Distribution” beginning on page 11 for more information.

We will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

The Selling Stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares of Common Stock. We have agreed to pay certain expenses in connection with this registration statement and to indemnify the Initial Holder against certain liabilities. As of the date of this prospectus, no underwriter or other person has been engaged to facilitate the sale of shares of Common Stock in this offering.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “INSG.” On November 21, 2016, the last reported sale price of our Common Stock on the NASDAQ Global Select Market was $2.39.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 and contained under similar headings in the other documents that we incorporate by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2016.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with information that is different from such information. If anyone provides you with different or inconsistent information, you should not rely on it. The Selling Stockholders are offering to sell Common Stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of the Common Stock. In case there are differences or inconsistencies between this prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date.

The Selling Stockholders are offering the Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Common Stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

It is important for you to read and consider all of the information contained in this prospectus in making your investment decision. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “Risk Factors” section beginning on page 7. You also should read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference”.

As used in this prospectus, unless the context requires otherwise, the terms “we”, “us”, “our”, “Inseego™” or “the Company” refer to Inseego Corp., a Delaware corporation, and its wholly owned or indirect subsidiaries, and their predecessors. References to the “Selling Stockholders” refer to the stockholders listed herein under “The Selling Stockholders” and their respective transferees, donees, pledgees or other successors-in-interest.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the Company and its subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of the Company and its subsidiaries.

You should read this prospectus and the documents incorporated herein by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I - Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2016, and elsewhere in the other documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

TRADE NAMES, TRADEMARKS AND SERVICE MARKS

“Inseego” and the Inseego logo are trademarks or registered trademarks of Inseego Corp. “Novatel Wireless”, the Novatel Wireless logo and “MiFi” are trademarks or registered trademarks of Novatel Wireless, Inc. (“Novatel Wireless”). “FW” and the Feeney Wireless logo are trademarks or registered trademarks of Feeney Wireless, LLC (“FW”). “DigiCore”, “Ctrack” and the Ctrack logo are trademarks or registered trademarks of DigiCore Holdings Limited (“DigiCore” or “Ctrack”). Other trademarks, trade names or service marks used in this prospectus are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part.

Our Company

We are a leader in the design and development of products and solutions that simplify the Internet of Things (“IoT”), delivering innovative hardware and cloud-based, software-as-a-service (“SaaS”) services to carriers, distributors, retailers, original equipment manufacturers and vertical markets worldwide. Our SaaS delivery platforms include Ctrack® platforms, which provide asset, fleet, vehicle, and SaaS telematics, and the FW Crossroads platform, which provides easy IoT device management and service enablement. We sell our SaaS, software and services solutions through our direct sales force and through distributors. Our products and solutions provide anywhere, anytime communications and analytics for consumers and businesses of all sizes, with approximately 590,000 global subscribers, including 182,000 subscribers within the fleet management vertical of telematics.

On November 8, 2016, the Company completed an internal reorganization (the “Reorganization”) in order to facilitate the previously announced sale of its MiFi business. To effect the Reorganization, Novatel Wireless contributed all of its assets, other than those assets relating to the MiFi business, to its then wholly-owned subsidiary, Inseego. Following the contribution, Vanilla Merger Sub, Inc., a wholly-owned subsidiary of Inseego, was merged with and into Novatel Wireless, with Novatel Wireless surviving as a wholly owned subsidiary of Inseego. As a result of the Reorganization, each share of the common stock, par value $0.001, of Novatel Wireless (“Novatel Wireless Common Stock”) issued and outstanding immediately prior to the Reorganization automatically converted into an equivalent corresponding share of Common Stock having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of Novatel Wireless Common Stock being converted. Inseego began trading on The Nasdaq Global Select Market (as a successor issuer to Novatel Wireless) under the symbol “INSG” on November 9, 2016.

SaaS, Software and Services

Ctrack specializes in the research, design, development, manufacturing, sales and support of technologically advanced solutions for the vehicle tracking, fleet management and insurance telematics verticals for an international client base. With more than 30 years of innovation, technical and implementation experience, Ctrack provides advanced machine-to-machine communication and telematics solutions that add value to its global base of customers with mobile assets. Ctrack’s operations span more than 50 countries on six continents with approximately 940 employees and 411,000 subscribers. Through successful global acquisitions and by identifying strong and capable distributors, Ctrack has been able to establish a strong presence in high-growth, low-penetration, developed markets such as the United Kingdom, the Netherlands and Australia, and emerging markets such as Asia, Africa and Latin America.

Ctrack’s end-to-end research, design, development, manufacture, sales and support of tailored solutions for its customers is serviced by a global network of staff and team members. Ctrack develops a range of asset management and monitoring systems using GPS satellite positioning, GSM cellular communication systems and other advanced communication and sensor technologies. The result is products and solutions ranging from basic track-and-trace with stolen vehicle response services for the consumer market to complete integrated enterprise-level solutions for large fleet owners under the Ctrack brand.

Our SaaS, software and services customer base includes fleet transportation companies, vehicle insurance companies, public and private telecommunications entities, commercial companies, and both state and federal government agencies.

Hardware

We provide intelligent wireless hardware products for the worldwide mobile communications market. Our hardware products address multiple vertical markets for our customers including fleet and commercial telematics, after-market telematics, remote monitoring and control, security and connected home and wireless surveillance systems. Our broad range of products principally includes intelligent mobile hotspots, wireless routers for IoT, USB modems, integrated telematics and mobile tracking hardware devices, which are supported by applications software and cloud services designed to enable customers to easily analyze data insights and also configure and manage our hardware remotely. Our products currently operate on every major cellular wireless technology platform. Our mobile hotspots are actively used by millions of customers annually to provide subscribers with secure and convenient high-speed access to corporate, public and personal information through the Internet and enterprise networks. Our wireless routers and USB modems serve as gateways to the rapidly growing and underpenetrated IoT segment. Our telematics and mobile tracking hardware devices collect and control critical vehicle data and driver behaviors, and can reliably deliver that information to the cloud, all managed by our services enablement platform that includes the N4A™ Communications and Management Software and N4A Device Manager.

Through our subsidiary, Novatel Wireless, we sell our intelligent mobile hotspots primarily to wireless operators either directly or through strategic relationships. Our mobile-hotspot customer base is comprised of wireless operators, including Verizon Wireless, Inc. and T-Mobile US, Inc., as well as distributors and various companies in other vertical markets.

We sell our wireless routers for IoT and integrated telematics and mobile tracking hardware devices through our direct sales force and through distributors. The customer base for our wireless routers for IoT and integrated telematics and mobile tracking hardware devices is comprised of transportation companies, industrial companies, manufacturers, application service providers, system integrators and distributors, and enterprises in various industries, including fleet and vehicle transportation, energy and industrial automation, security and safety, medical monitoring and government.

The hardware used in our solutions is produced by contract manufacturers. Their services include component procurement, assembly, testing, quality control and fulfillment. Our contract manufacturers include AsiaTelco Technologies Co., Inventec Appliances Corporation, Hon Hai Precision Industry Co., Ltd. and Production Logix CC. Under our manufacturing agreements, contract manufacturers provide us with services including component procurement, product manufacturing, final assembly, testing, quality control and fulfillment.

Our hardware products are managed through a structured life cycle process, from identifying initial customer requirements through development and commercial introduction to eventual phase-out. During product development, emphasis is placed on innovation, time-to-market, performance, meeting industry standards and customer product specifications, ease of integration, cost reduction, manufacturability, quality and reliability.

For the years ended December 31, 2015, 2014 and 2013, net revenues recognized from sales of our products were $220.9 million, $185.2 million and $335.1 million, respectively.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2015. For instructions on how to find copies of these documents, see “Where You Can Find Additional Information.”

The Offering

Securities offered	13,067,382 shares of Common Stock, which includes 1,593,583 shares of Common Stock issuable upon exercise of the 2015 Warrant.

Common Stock to be outstanding after the offering	55,549,440 shares

Selling Stockholders	All of the shares of Common Stock are being offered by the Selling Stockholders identified in the section titled “The Selling Stockholders” beginning on page 9 of this prospectus.

Use of Proceeds	We will not receive any of the proceeds from sales of shares of Common Stock by the Selling Stockholders.

NASDAQ Global Select Market Symbol	INSG

The above information regarding the shares of Common Stock to be outstanding after the offering is based on 53,955,857 shares of Common Stock outstanding as of November 8, 2016 and assumes exercise in full of the 2015 Warrant.

The following is a summary of the transactions relating to the securities being registered hereunder:

Private Placement

In order to fund working capital and for other general corporate purposes, on September 3, 2014, Novatel Wireless entered into a Purchase Agreement (the “Purchase Agreement”) with HC2 Holdings 2, Inc. (the “Initial Holder”), a Delaware corporation, pursuant to which, on September 8, 2014, Novatel Wireless sold to the Initial Holder (a) 7,363,334 shares of Novatel Wireless Common Stock, (b) a warrant to purchase 4,117,647 shares of Novatel Wireless Common Stock at an exercise price of $2.26 per share (the “2014 Warrant”) and (c) 87,196 shares of Novatel Wireless’s Series C Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), all at a purchase price of (i) $1.75 per share of Novatel Wireless Common Stock plus, in each case, the related 2014 Warrant and (ii) $17.50 per share of Series C Preferred Stock, for aggregate gross proceeds of approximately $14.4 million (collectively, the “Financing”). In connection with the Financing, Novatel Wireless entered into the Investors’ Rights Agreement pursuant to which Novatel Wireless granted to the Initial Holder certain observation rights and certain appointment and nomination rights related to the board of directors of Novatel Wireless (the “Novatel Wireless Board”), as well as rights with respect to the registration of the shares of Novatel Wireless Common Stock issued in the Financing and the shares of Novatel Wireless Common Stock underlying the 2014 Warrant and the Series C Preferred Stock.

On November 17, 2014, upon receipt of the requisite stockholder approval, the shares of Series C Preferred Stock held by the Initial Holder were automatically converted into 871,960 shares of Novatel Wireless Common Stock.

On March 26, 2015, the Initial Holder exercised the 2014 Warrant to purchase 3,824,600 shares of Novatel Wireless Common Stock at an exercise price of $2.26 per share for total proceeds to Novatel Wireless of $8.6 million.

On March 26, 2015, in order to induce the Initial Holder to exercise the 2014 Warrant for cash in connection with Novatel Wireless’s acquisition of FW, Novatel Wireless issued to the Initial Holder the 2015 Warrant to purchase 1,593,583 shares of Novatel Wireless Common Stock at an exercise price of $5.50 per share. The 2015 Warrant is exercisable during the period commencing on September 26, 2015 and ending on March 26, 2020, the expiration date of the 2015 Warrant. The 2015 Warrant is subject to the terms of the Investors’ Rights Agreement and the shares underlying the 2015 Warrant are Registrable Securities (as defined in the Investors’ Rights Agreement). The 2015 Warrant is generally only exercisable on a cash basis; provided, however, that the 2015 Warrant may be exercised on a cashless basis if and only if a registration statement relating to the issuance of the shares underlying the 2015 Warrant is not then effective or an exemption from registration is not available for the resale of such shares. The 2015 Warrant may be exercised by surrendering the certificate evidencing the 2015 Warrant to be exercised with the accompanying exercise notice, appropriately completed, duly signed and delivered, together with cash payment of the exercise price, if applicable.

In December 2015, the Initial Holder transferred 4,941,176 shares of Novatel Wireless Common Stock to United Teacher Associates Insurance Company (“United Teachers”) and 2,823,529 shares of Novatel Wireless Common Stock to Continental General Insurance Company (“Continental” and, together with the Initial Holder and United Teachers, the “Selling Stockholders”). In March 2016, the Initial Holder transferred 3,397,094 shares of Novatel Wireless Common Stock to United Teachers and 312,000 shares of Novatel Wireless Common Stock to Continental. In connection with the Reorganization, these shares of Novatel Wireless Common Stock automatically converted into shares of the Common Stock of Inseego. In addition, Inseego assumed all rights and obligations of Novatel Wireless pursuant to the Investors’ Rights Agreement and the 2015 Warrant automatically became exercisable into shares of the Common Stock of Inseego.

The foregoing descriptions of the Purchase Agreement, the 2014 Warrant, the 2015 Warrant and the Investors’ Rights Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text such documents, the terms of which are incorporated herein by reference.

Company Information

We were incorporated in 2016 under the laws of the State of Delaware. We are a successor registrant to Novatel Wireless, which was incorporated in 1996 under the laws of the State of Delaware. Our principal office is located at 9645 Scranton Road, Suite 205, San Diego, CA 92121 and our telephone number is (858) 812-3400. Our website is www.inseego.com. Information on our website, or that can be accessed through our website, is not incorporated by reference into this prospectus and does not constitute part of this prospectus and you should not consider it part of this prospectus or rely on any such information in making the decision of whether to purchase shares of our Common Stock. Our website address is included in this document as an inactive textual reference only.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. You should carefully consider the risks described under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Common Stock by the Selling Stockholders. We may, however, receive cash proceeds equal to the total exercise price of the 2015 Warrant to the extent that the 2015 Warrant is exercised for cash. The exercise price of the 2015 Warrant held by the Initial Holder is $5.50 per share of our Common Stock. The exercise price and the number of shares of Common Stock issuable upon exercise of the 2015 Warrant may be adjusted in certain circumstances, including stock splits, dividends, distributions or reclassifications, and mergers, consolidations, statutory share exchanges or other similar transactions. The 2015 Warrant contains a “cashless exercise” feature that allows the holders, under certain circumstances, to exercise the Warrant without making a cash payment to us. There can be no assurance that the 2015 Warrant will be exercised by the Initial Holder at all or that the 2015 Warrant will be exercised for cash rather than pursuant to the “cashless exercise” feature. To the extent we receive proceeds from the cash exercise of the 2015 Warrant, we intend to use such proceeds for general corporate purposes, which may include, without limitation, supporting asset growth and engaging in acquisitions or other business combinations. Our management will retain broad discretion in the allocation of the net proceeds from the exercise of the 2015 Warrant.

The Selling Stockholders will pay any underwriting discounts and commissions and any similar expenses they incur in disposing of the Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the Common Stock covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees, listing fees, fees and expenses incident to any required review by the Financial Industry Regulatory Authority, Inc., fees and expenses of our counsel and accountants and fees and expenses of one counsel to the Initial Holder (not to exceed $20,000).

THE SELLING STOCKHOLDERS

This prospectus relates to the resale by the Selling Stockholders named below, from time to time, of up to 13,067,382 shares of our Common Stock issued or issuable to the Selling Stockholders, as described above under the heading “Prospectus Summary-Private Placement.”

We do not know when or in what amounts the Selling Stockholders may sell or otherwise dispose of the shares covered hereby. The Selling Stockholders might not sell any or all of the shares covered by this prospectus or may sell or dispose of some or all of the shares other than pursuant to this prospectus. Because the Selling Stockholders may not sell or otherwise dispose of some or all of the shares covered by this prospectus and because there are currently no agreements, arrangements or understandings with respect to the sale or other disposition of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. For purposes of the table below, we have assumed that the Selling Stockholders will have sold all of the shares covered by this prospectus upon completion of the applicable offering.

On October 7, 2014, in accordance with the terms of the Investors’ Rights Agreement, the Novatel Wireless Board appointed Philip Falcone and Robert Pons to serve as members of the Novatel Wireless Board. In addition, Mr. Pons was appointed to the serve on the Nominating and Corporate Governance Committee of the Novatel Wireless Board and the Compensation Committee of the Novatel Wireless Board. The Initial Holder, United Teachers and Continental are wholly owned direct or indirect subsidiaries of HC2 Holdings, Inc., a Delaware corporation (“HC2”). Following the Reorganization, the directors of Inseego, including Mr. Falcone and Mr. Pons, are the same individuals who served as directors of Novatel Wireless immediately prior to the Reorganization. Mr. Falcone is the Chairman of the Board, President and Chief Executive Officer of HC2. Mr. Pons was, at the time of his appointment to the Novatel Wireless Board, the Executive Vice President of Business Development and a director of HC2, and is currently Executive Vice President of HC2’s subsidiary, PTGi International Carrier Services, Inc.

Except as described above, the Selling Stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. In addition, unless otherwise indicated in the footnotes below, we believe that: (a) none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer, (b) none of the Selling Stockholders has any direct or indirect agreements or understandings with any person to distribute its shares, and (c) the Selling Stockholders and HC2 have shared voting and investment power with respect to all shares beneficially owned.

The Initial Holder has represented to us in writing that it acquired the securities or will acquire the underlying securities for its own account and not with a view to or for distributing or reselling such securities. In recognition of the fact that the Initial Holder, even though purchasing the shares for its own account, may wish to be legally permitted to sell its securities when it deems appropriate, we agreed with the Initial Holder to file a registration statement to register the resale of the securities. We also have agreed to use commercially reasonable efforts to keep the registration statement, of which this prospectus constitutes a part, effective until all of the securities covered by the registration statement have been sold or may be sold without restriction pursuant to Rule 144 promulgated by the SEC under the Securities Act.

The table below presents information regarding the Selling Stockholders and the shares of our Common Stock that they may sell or otherwise dispose of from time to time under this prospectus. The percentage of beneficial ownership is based upon 53,955,857 shares of Common Stock issued and outstanding as of November 8, 2016. Beneficial ownership is determined under Section 13(d) of the Exchange Act and generally includes voting or investment power with respect to securities and includes any securities that grant the Selling Stockholders the right to acquire Common Stock within 60 days of November 8, 2016. Information in the table below is based on information provided by or on behalf of the Selling Stockholders. Since the date on which it provided us with the information below, the Selling Stockholders may have sold, transferred or otherwise disposed of some or all of their shares in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Stockholders	Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Common Stock Owned After Offering(3)
	Number	Number	Number	Percent
HC2 Holdings 2, Inc.(1)	1,593,583	1,593,583	0	0%
Continental General Insurance Company(2)	3,135,529	3,135,529	0	0%
United Teacher Associates Insurance Company(2)	8,338,270	8,338,270	0	0%

(1)	The number of shares consists of the aggregate of the number of shares of Common Stock issuable upon exercise of the 2015 Warrant held by the Initial Holder. In addition to the shares set forth in the table, the number of shares of Common Stock issuable upon exercise of the 2015 Warrant may be adjusted in certain circumstances, including stock splits, dividends, distributions or reclassifications, and mergers, consolidations, statutory share exchanges or other similar transactions.
(2)	The number of shares consists of the aggregate number of shares of Common Stock held by the Selling Stockholder.
(3)	For purposes of this table, the Company assumes that all of the shares covered by this prospectus will be sold by the Selling Stockholders.

Each time a Selling Stockholder sells any shares of Common Stock offered by this prospectus, it is required to provide you with this prospectus and the related prospectus supplement, if any, containing specific information about the Selling Stockholder and the terms of the shares of Common Stock being offered in the manner required by the Securities Act.

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time a Selling Stockholder offers or sells shares of Common Stock. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock:

•	on any stock exchange, market or trading facility on which the shares are traded or in private transactions;

•	through dividends or distributions made by a Selling Stockholder to its partners, members or stockholders; or

•	through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from a Selling Stockholder or the purchasers of the Common Stock (these discounts, concessions or commissions may be in excess of those customary in the types of transactions involved).

These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, at negotiated prices, or without cash consideration.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	sales on any national securities exchange or quotation on which the Common Stock may be listed or quoted at the time of the sale;

•	sales in the over-the-counter market;

•	sales in transactions other than on such exchanges or services or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with a Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•	through dividends or other distributions made by a Selling Stockholder to its partners, members or stockholders;

•	a combination of any such methods of sale or distribution; and

•	any other method permitted by applicable law.

A Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as a Selling Stockholder under this prospectus. A Selling Stockholder also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, a Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. A Selling Stockholder may also sell shares of our Common Stock short and deliver these securities to close out its short positions, or loan or pledge the Common Stock to broker-dealers or other financial institutions that in turn may sell these securities. A Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions for the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the 2015 Warrants by payment of cash, however, we will receive the exercise price of the 2015 Warrants.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any Selling Stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the name of the Selling Stockholder, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Initial Holder against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We have agreed with the Initial Holder to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (b) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF COMMON STOCK

The following information describes our Common Stock, as well as certain provisions of our amended and restated certificate of incorporation (as amended, our “Certificate of Incorporation”) and our amended and restated bylaws (as amended, our “Bylaws”). This description is only a summary. You should also refer to our Certificate of Incorporation and Bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Authorized and Outstanding Capital Stock

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 152,000,000, consisting of 2,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and 150,000,000 shares of Common Stock. Our board of directors (“the Board” or “our Board”) may establish the rights and preferences of the Preferred Stock from time to time. As of November 8, 2016, there were 53,955,857 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board out of funds legally available for that purpose. Pursuant to our Certificate of Incorporation, holders of Common Stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law. Other than certain contractual rights of certain holders of Common Stock, holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of Common Stock, upon the liquidation, dissolution or winding up of the Company, are entitled to share equally and ratably in the assets of the Company. The outstanding shares of Common Stock are, and the shares of Common Stock to be offered or issuable upon exercise of the 2015 Warrant when issued will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges of any series of Preferred Stock that we may issue in the future.

Our Common Stock is traded on the NASDAQ Global Select Market under the symbol “INSG.”

Anti-Takeover Effects of Some Provisions of Delaware Law

Provisions of Delaware law and our Certificate of Incorporation and Bylaws could make the acquisition of the Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with our Board. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, prior to the time the interested stockholder attained that status;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

With certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

In general, Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of this provision with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, the Company has not “opted out” of this provision. Section 203 could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire the Company.

Anti-Takeover Effects of Provisions of Our Charter Documents

Our Certificate of Incorporation provides for our Board to be divided into three classes serving staggered terms. Approximately one-third of the Board will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of the Board until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company and could increase the likelihood that incumbent directors will retain their positions. In accordance with our Certificate of Incorporation, directors may be removed by the affirmative vote of the holders of the outstanding shares of Common Stock only with cause.

Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual or special meeting of our stockholders, including proposed nominations of persons for election to the Board. Among other requirements, the advance notice provisions provide that (a) a stockholder must provide to the secretary of the Company timely notice (generally 90-120 days prior to the one-year anniversary of the previous year’s annual meeting of stockholders) of any business, including director nominations, proposed to be brought before the annual or special meeting, which notice must conform to the substantive requirements set forth in the Bylaws, (b) a stockholder must deliver certain information regarding the person(s) making the proposal, and in the case of any nominee for election to the Board, information regarding such nominee, in each case as set forth in the Bylaws, and (c) any nominee for election to the Board must provide both an executed questionnaire regarding his or her background, qualifications, stock ownership and independence, and an executed representation agreement regarding voting commitments, indemnification or similar arrangements and compliance with Company policies applicable to members of the Board. These provisions may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Our Bylaws provide that our Board, our chairman of the Board or our chief executive officer may call a special meeting of stockholders. Because our stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board by calling a special meeting of stockholders prior to such time as a majority of the Board believed the matter should be considered or until the next annual meeting provided that the requestor met the notice and other requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the Board also could be delayed until the next annual meeting.

Our Certificate of Incorporation provides that our Bylaws may be altered or amended or new bylaws adopted by the affirmative vote of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our Board is expressly authorized to adopt, amend or repeal our Bylaws. This provision may not be repealed, amended or altered in any respect without the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of our voting stock entitled to vote.

Our Certificate of Incorporation does not allow stockholders to act by written consent without a meeting. Without the availability of stockholders’ actions by written consent, a holder of the requisite number of shares of our capital stock would not be able to amend our Bylaws or remove directors without holding a stockholders’ meeting. The holder would have to obtain the consent of a majority of the Board, our chairman of the Board or our chief executive officer to call a stockholders’ meeting and satisfy the notice periods determined by the Board.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Paul Hastings LLP, San Diego, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule as of December 31, 2015 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

The audited historical financial statements of DigiCore and its consolidated subsidiaries as of June 30, 2015 and 2014 and for the years ended June 30, 2015, 2014 and 2013 and related notes to the consolidated financial statements incorporated by reference in this prospectus have been so incorporated in reliance on the report of Mazars (Gauteng) Inc., an independent auditor, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Inseego Corp. You may also access our reports and proxy statements free of charge at our Internet website, http://www.inseego.com.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its Internet website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We hereby incorporate by reference the following information or documents into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on March 14, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 10, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed with the SEC on August 5, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 filed with the SEC on November 7, 2016;

•	our Current Reports on Form 8-K filed with the SEC on December 17, 2015, January 11, 2016, February 22, 2016, April 13, 2016, June 20, 2016, August 3, 2016, September 22, 2016, November 3, 2016 and November 9, 2016; and

•	the description of our capital stock contained in our Registration Statement on Form S-1 (File No. 333-42570), filed with the SEC on July 28, 2000, including any subsequent amendment or report filed for the purpose of amending such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to each person, including any beneficial owner, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Inseego Corp., Attention: Shareholder Services, 9645 Scranton Road, Suite 205, San Diego, CA 92121, telephone (858) 812-3400.

Inseego Corp.

13,067,382 Shares of Common Stock

PROSPECTUS

November 22, 2016